UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2019 (December 23, 2019)

MISONIX, INC.

(Exact name of Registrant as specified in its charter)

New York	001-10986	84- 1856018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1938 New Highway, Farmingdale, New York	11735
(Address of Principal Executive Offices)	(Zip Code)

(631) 694-9555

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Shares, $0.0001 par value	MSON	The Nasdaq Global Market

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Existing Credit Facility

On December 23, 2019 (the “Amendment Date”), Misonix, Inc. (the “Company”) and Solsys Medical, LLC, its wholly owned subsidiary (“Solsys”), entered into an amendment to their existing credit facility (the “Existing Credit Facility”) with SWK Funding LLC pursuant to which, among other things, the Existing Credit Facility was amended to provide an additional $5 million of term loans and to modify the interest payable thereunder and the financial covenants thereunder. Prior to the Amendment Date, the outstanding principal balance of the term loans under the Existing Credit Facility was $25,095,761.

The term loans under the Existing Credit Agreement (as so amended, the “Amended Credit Agreement”) accrue interest at a variable rate of the greater of 2.0% or the three-month LIBOR, with a maximum variable rate of 3%, plus a margin of between 7.50% and 10.25% depending on the Company’s earnings before interest, taxes, depreciation and amortization or market capitalization, payable quarterly. Under the Amended Credit Agreement, the Company and Solsys are required to make quarterly principal payments beginning in March, 2021 of $1,250,000 plus accrued interest, with all remaining principal and unpaid accrued interest due June 30, 2023. Under the terms of the Amended Credit Agreement, the Company is required to meet certain financial covenants.

The obligations under the Amended Credit Agreement are (i) guaranteed by Misonix OpCo, Inc. (“Misonix OpCo”), its wholly owned subsidiary, and (ii) secured by a first lien on substantially all assets of the Company, Solsys and Misonix OpCo and a second lien position on accounts receivable and inventory of the same entities.

The foregoing description of the amendment to the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the Amended Credit Agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

New Loan and Security Agreement

On December 26, 2019 (the “Effective Date”), the Company entered into a Loan and Security Agreement (the “New Loan and Security Agreement”) among the Company, Misonix OpCo and Solsys, as borrowers, and Silicon Valley Bank. The New Loan and Security Agreement provides for a revolving credit facility (the “New Credit Facility”) in an aggregate principal amount of $20 million, including borrowings and letters of credit. The New Loan and Security Agreement replaces the existing $5 million Loan and Security Agreement, dated as of January 22, 2019 (as amended and supplemented, the “Existing Solsys Credit Agreement”), among Solsys, as borrower, and Silicon Valley Bank. The Company did not incur any early termination penalties in connection with the termination of the Existing Solsys Credit Agreement.

Borrowings under the New Credit Facility were used to repay the outstanding amounts under the Existing Solsys Credit Agreement, and may be used by the Company for general corporate purposes and working capital. The New Credit Facility matures on the earlier of December 26, 2022.

Interest on outstanding indebtedness under the New Credit Facility accrues at a rate equal to the greater of the “Prime Rate” and 5.25%. In addition, on each year anniversary of the Effective Date, the Company is required to pay an anniversary fee of $100,000.

The New Credit Facility contains customary representations and warranties and covenants for agreements of this type, including covenants applicable to the Company and its subsidiaries limiting indebtedness, liens, substantial asset sales and mergers as well as financial maintenance covenants and other provisions. The New Credit Facility contains customary events of default. Upon the occurrence of an event of default, the lender may accelerate the indebtedness under the New Credit Facility, provided, that in the case of certain bankruptcy or insolvency events of default, the indebtedness under the New Credit Facility will automatically accelerate

The foregoing description of the New Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Loan and Security Agreement, which is attached as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*

First Amendment to Amended and Restated Credit Agreement dated as of December 23, 2019 by and Among Solsys Medical, LLC and Misonix, Inc. as borrowers, each of the financial institutions signatories thereto and SWK Funding LLC, as administrative agent

10.2*	Loan and Security Agreement dated as of December 26, 2019 by and among Silicon Valley Bank and Misonix, Inc., Misonix OpCo Inc. and Solsys Medical, LLC as borrowers

* Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2019	Misonix, Inc.

	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer
Chief Financial Officer

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